United States
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4
                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

[ ] Check box if no longer subject to section 16. Form 4 or Form 5 obligations may continue.


       Bob Farahi                      Monarch Casino & Resort, Inc. - MCRI
-------------------------            ----------------------------------------
 Name of Reporting Person            Issuer Name and Ticker or Trading Symbol

     1175 West Moana Lane, Suite 200                    Reno, NV 89509
     -------------------------------                   ----------------
       Address of Reporting Person                     City, State, Zip


         -------------------------------------------------------------
         IRS or Social Security Number of Reporting Person (Voluntary)

      July, 2002
------------------------                            ---------------------
Statement for Month/Year                            If Amendment, Date of
                                                    Original (Month/Year)

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      Relationship of Reporting Person to Issuer (Check all applicable)

     Director  x        Officer  x        10% Owner  x        Other
             -----             -----               -----           -----

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Individual or Joint/Group Filing (Check applicable line)

  [X]   Form filed by One Reporting Person

  [ ]   Form filed by More than One Reporting Person

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                                    -1-

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned


Title of     Transaction   Transaction   Securities Acquired (A)     Amount of    Ownership      Nature of
Security     Date          Code          or Disposed of (D)          Securities   Form:          Indirect
                                                                     Beneficially Direct (D)     Beneficial
                                                                     Owned at End or Indirect(I) Ownership
                                                                     of Month
                           ------------  --------------------------
                           Code      V   Amount   (A) or (D)  Price
--------     -----------   -------- ---  -------- ----------- -----  ------------ ------------- ----------
Common Stock*  07/02/02     S             586,555      D      $12.50    1,484,278        D


* Bob Farahi sold these shares of common stock pursuant to a registration statement on Form S-3(registration number 333-89698) filed with the Securities and Exchange Commission on June 3, 2002, as amended on June 17, 2002.


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

           None.
















                                                    -2-

                                 SIGNATURES



                  Signature of Reporting Person      /S/ Bob Farahi
                                                     --------------------
                                                         BOB FARAHI


                                                          08/13/02
                                                          --------
                                                            DATE














































                                    -3-